PHARMACYCLICS, INC.
995 East Arques Avenue
Sunnyvale, California 94085

October 1, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of Pharmacyclics, Inc. (the “Company”), which will be held at 1:30 p.m. local time on Friday, November 9, 2012 at the Company’s offices, 999 E. Arques Avenue, Sunnyvale, CA 94085. At the Annual Meeting, you will be asked to consider and vote upon the following proposals:

1.	the election of seven (7) directors to serve until the 2013 annual meeting or until their successors are elected and qualified;

2.	to consider and approve an advisory resolution regarding the compensation of the Company’s named executive officers;

3.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013; and

4.	to transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement more fully describe the details of the business to be conducted at the Annual Meeting.

After careful consideration, the Company’s Board of Directors has unanimously approved proposals 1, 2 and 3 and recommends that you vote IN FAVOR OF each such proposal.

After reading the Proxy Statement, please sign and promptly return the enclosed proxy card in the accompanying postage-paid return envelope. If you later decide to attend the Annual Meeting in person and vote by ballot, only your vote at the Annual Meeting will be counted.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert W. Duggan
Chairman of the Board and Chief Executive Officer

IMPORTANT

Please sign and promptly return the enclosed proxy card in the accompanying postage-paid return envelope so that your shares may be voted if you are unable to attend the Annual Meeting.

PHARMACYCLICS, INC.
___________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

October 1, 2012

TO THE STOCKHOLDERS OF PHARMACYCLICS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Pharmacyclics, Inc., a Delaware corporation (the “Company”), will be held at 1:30 p.m. local time on Friday, November 9, 2012 at the Company’s offices, 999 East Arques Avenue, Sunnyvale, CA 94085, for the following purposes:

1.	the election of seven (7) directors to serve until the 2013 annual meeting or until their successors are elected and qualified;

2.	to consider and approve an advisory resolution regarding the compensation of the Company’s named executive officers;

3.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013; and

4.	to transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on September 12, 2012 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s principal executive offices at 995 East Arques Avenue, Sunnyvale, California 94085, for a period of ten (10) days immediately prior to the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, please carefully read the accompanying Proxy Statement, which describes the matters to be voted upon at the Annual Meeting. Then, please sign and promptly return the enclosed proxy card in the accompanying postage-paid return envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting, and vote by ballot, only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

This proxy statement and the accompanying Proxy were first mailed to all stockholders entitled to vote at the Annual Meeting on or about October 1, 2012.

Sincerely,

Richard Love
Secretary

Sunnyvale, California
October 1, 2012

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE.

PHARMACYCLICS, INC.
995 East Arques Avenue
Sunnyvale, California 94085
___________________

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 9, 2012
___________________

GENERAL INFORMATION FOR STOCKHOLDERS

The enclosed proxy (“Proxy”) is solicited on behalf of the Board of Directors (the “Board”) of Pharmacyclics, Inc., a Delaware corporation (the “Company”), for use at its 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 1:30 p.m. local time on November 9, 2012, at the Company’s offices at 999 East Arques Avenue, Sunnyvale, California 94085 and at any adjournment or postponement thereof.

Record Date and Voting

Stockholders of record at the close of business on September 12, 2012 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 69,571,808 shares of the Company’s Common Stock (the “Common Stock”) outstanding and entitled to vote. No shares of the Company’s preferred stock are outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder as of the Record Date.

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum. Broker non-votes (i.e., the submission of a Proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter) are also counted for purposes of determining the presence of a quorum for the transaction of business. Shares voted “FOR” or “AGAINST” a particular matter presented to stockholders for approval at the Annual Meeting will be treated as shares entitled to vote (“Votes Cast”) with respect to such matter. Abstentions also will be counted towards the tabulation of Votes Cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Stockholders may not cumulate votes in the election of directors. If a choice as to the matters coming before the Annual Meeting has been specified by a stockholder on the Proxy, the shares will be voted accordingly. If a Proxy is returned to the Company and no choice is specified, the shares will be voted IN FAVOR OF each of the Company’s nominees for director and IN FAVOR OF the approval of each of proposals 2 and 3 all as described in the Notice of Annual Meeting of Stockholders and in this Proxy Statement.

Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting the Corporate Secretary, in writing at 995 East Arques Avenue, Sunnyvale, California 94085 or by telephone at (408) 774-0330. To provide the Company sufficient time to arrange for reasonable assistance, please submit such requests by November 5, 2012.

Revocability of Proxies

Any stockholder giving a Proxy pursuant to this solicitation may revoke it at any time prior to the meeting by filing with the Secretary of the Company at its principal executive offices at 995 East Arques Avenue, Sunnyvale, California 94085-4521, a written notice of such revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation

The Company will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of the Notice of Annual Meeting, this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. To assure that a quorum will be present in person or by proxy at the Annual Meeting, it may be necessary for certain officers, directors or employees to solicit proxies by telephone, facsimile or other means or in person. The Company will not compensate such individuals for any such services.

Deadline for Receipt of Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2013 annual meeting of stockholders is the close of business on June 3, 2013. Proposals of stockholders intended to be presented at the Company’s 2013 annual meeting of stockholders without inclusion of such proposals in the Company’s proxy statement and form of proxy relating to the meeting must be received by the Company no later than the close of business on August 11, 2013 and no earlier than the close of business on July 12, 2013.

Important Notice Regarding The Availability Of Proxy Materials For The Stockholders Meeting To Be Held On November 9, 2012

Under rules recently adopted by the Securities and Exchange Commission (“SEC”) , we are
now furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each stockholder of record. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 are available at:
http://ir.pharmacyclics.com/annuals.cfm

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE – ELECTION OF DIRECTORS

At the Annual Meeting, a Board consisting of seven (7) members will be elected to serve until the Company’s next Annual Meeting or until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal. The independent members of the Board have accepted the recommendation of the Nominating and Corporate Governance Committee and have selected seven (7) nominees, six (6) of whom are current directors of the Company and one new director nominee. The new director nominee, Mr. Kenneth A. Clark, was identified by current members of the Board. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unavailable or will decline to serve. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them IN FAVOR OF each of the nominees named below. The seven (7) candidates receiving the highest number of affirmative votes of all of the Votes Cast at the Annual Meeting will be elected. If any nominee is unable to or declines to serve as a director, the Proxies may be voted for a substitute nominee designated by the Nominating and Corporate Governance Committee. Mr. Hardiman has determined not to stand for reelection at the Annual Meeting.

Vote Required and Board Recommendation

The seven (7) nominees receiving the highest number of affirmative votes of the shares present in person or represented by Proxy and entitled to vote at the Annual Meeting shall be elected as directors of the Company.

The Board recommends that stockholders vote IN FAVOR OF the election of each of the following nominees to serve as directors of the Company.

Information with Respect to Director Nominees

Set forth below is information regarding the nominees.

Name	Age	Position(s) with the Company	Director Since
Robert W. Duggan	68	Director, Chairman and CEO	2007
Minesh P. Mehta, M.D.	54	Director	2008
David D. Smith, Ph.D.	42	Director	2008
Richard A. van den Broek	46	Director	2009
Robert F. Booth, Ph.D.	58	Director	2010
Eric H. Halvorson	63	Director	2011
Kenneth A. Clark	54	Director Nominee

Business Experience of Directors

Mr. Duggan has been a member of our Board since September 2007 and has served as Chief Executive Officer since September 2008. Mr. Duggan served as Chairman of the Board of Directors of Computer Motion, Inc., a computerized surgical systems company, from 1990 to 2003 and Chief Executive Officer from 1997. Computer Motion was acquired by Intuitive Surgical, Inc. in 2003. Mr. Duggan served on the Intuitive Surgical, Inc. Board from 2003 through March 2011. Mr. Duggan has been a private venture investor for more than 30 years and has participated as a director of, investor in, and advisor to numerous small and large businesses in the medical equipment, computer local and wide area network, PC hardware and software distribution, digital encryption, consumer retail goods and outdoor media communication industries. Mr. Duggan has also assisted in corporate planning, capital formation and management for his various investments. He received a U.S. Congressman’s Medal of Merit from Ron Paul in 1985 and in 2000 he was named a Knight of the Legion of Honor by President Jacques Chirac. He is a member of the University of California at Santa Barbara Foundation Board of Trustees.

With over 10 years of combined service as Chief Executive Officer of two innovative health care companies and with a career spanning over 30 years as a venture investor and advisor for a broad range of companies, Mr. Duggan brings extensive expertise in vision, strategic development, planning, finance and management to our Board.

Dr. Mehta was elected as a director of the Company in September 2008. Dr. Mehta has been internationally recognized with respect to human clinical drug trial strategy, design and execution and has managed national and international trials of all sizes including International Phase 3 trials. He was Professor in the Department of Human Oncology at the University of Wisconsin’s School of Medicine and Public Health from 2002-2010, including being the Program Leader of the Imaging and Radiation Sciences Program of the Paul P. Carbone Comprehensive Cancer Center (UWCCC). Dr. Mehta was Chairman of the Department of Human Oncology from 1997 to 2007. He has been a member of the Board of Directors of the American Society for Therapeutic Radiology and Oncology (ASTRO) since 2006 and Chair of the Radiation Therapy Oncology Group (RTOG) Brain Tumor Committee since 1998. From 1997 to 2001, he served as an ad-hoc member of the FDA’s Technology Assessment Committee and from 2001 to 2005, he served on and eventually Chaired the FDA Radiological Devices Panel. He has more than 400 publications to his credit, especially in the areas of radiation therapy and translational and clinical cancer research. Dr. Mehta obtained his medical degree at the University of Zambia in 1981 and commenced his residency there at the Ndola Central Hospital. He moved to the University of Wisconsin, Madison, in 1984 and completed his residency in radiation oncology in 1988 when he took up an Assistant Professorship in Human Oncology, was promoted to Associate Professor and became the Director of the Radiation Oncology Residency Training Program. After serving as Vice-Chairman and Interim Chairman, Dr. Mehta became Chair of Human Oncology and also a Professor in the Department of Neurological Surgery. Dr. Mehta has authored over 70 clinical protocols. He is currently Professor of Radiation Oncology at Northwestern University, Chicago.

With his vast practical and academic oncology background, experience serving on several Scientific Advisory Boards and the experience gained from developing and managing a multi center radiotherapy academic-community system, Dr. Mehta provides our Board with medical and scientific expertise as well as the benefit of his significant knowledge of all aspects of clinical drug trial strategy, design and execution.

Dr. Smith was elected as a director of the Company in October 2008. Dr. Smith is a professor of biostatistics at City of Hope, a cancer research hospital in Los Angeles and holds a B.A. in Mathematics and a Ph.D. in Statistics. After his dissertation on integrating and synthesizing information in clinical and observational studies in oncology, he served as a Biostatistical Reviewer for the Division of Oncology Drug Products, U.S. Food and Drug Administration (FDA) for 3 years. During his tenure at the FDA, he reviewed more than 40 chemotherapy INDs and NDAs. He represented the FDA statistical perspective at five Oncologic Drugs Advisory Committee sessions, including three on the problems of missing data in outcomes research. After leaving the FDA in 2000, he went to City of Hope and the front lines of cancer research. While at City of Hope, he has designed and analyzed over 50 solid tumor and hematology protocols at all levels of development, from pre-clinical and marker discovery studies to Phase II/III trials. Dr. Smith has been a co-investigator on grants from the National Cancer Institute, National Institutes of Health, the American Cancer Society, the Susan G. Komen Breast Cancer Foundation and the Leukemia-Lymphoma Society. Dr. Smith is an author and coauthor of over 40 papers in peer-reviewed biostatistics, oncology, surgery, radiation, and immunology journals.

Dr. Smith provides our Board with the benefit of his experience as an FDA reviewer and his continuing professional interactions with the FDA, including preparing correspondence and developing clinical trial methodology alongside FDA statisticians.

Mr. van den Broek joined the Company as a director in December 2009. Since 2004, Mr. van den Broek has been Managing Partner of HSMR Advisors, LLC, an investment fund focused on the biotechnology industry. From 2000 through 2003 he was a Partner at Cooper Hill Partners, LLC, an investment fund focused on the healthcare sector. Prior to that Mr. van den Broek had a ten year career as a biotech analyst, starting at Oppenheimer & Co., then Merrill Lynch, and finally at Hambrecht & Quist. Mr. van den Broek is a Director and member of the Strategy Committee of Strategic Diagnostics, Inc. and is a Director and member of the Remuneration Committee of Pharmaxis, Ltd., which is an Australia listed company. He is a graduate of Harvard University and is a Chartered Financial Analyst.

With his experience as a Partner in investment funds with investments in a wide variety of biotechnology and other healthcare companies and his years as a respected biotechnology analyst, Mr. van den Broek brings deep industry and financial expertise to our Board.

Dr. Booth joined the Company as a director in December 2010. Dr. Booth is currently the Chief Executive Officer of Virobay, Inc., a drug discovery and development company. Dr. Booth was also the Executive Chairman of Virobay, Inc. from 2006 to 2010 and served concurrently as an Operating Partner and Senior Advisor at TPG Biotech, a venture capital company. From 2006 to 2007, Dr. Booth served as the acting Chief Scientific Officer of Galleon Pharmaceuticals, a company which is developing new therapeutics for diseases of the respiratory system. From 2002 to 2006, Dr. Booth was the Chief Scientific Officer at Celera Genomics, where he was responsible for leading all discovery and development activities. The therapeutic areas pursued by Celera included oncology, autoimmunity, respiratory diseases and thrombosis. Dr. Booth was Senior Vice President at Roche Bioscience from 1989 to 2002, and was responsible for research and early development activities in the therapeutic areas of inflammation, autoimmunity, respiratory diseases, transplantation, bone diseases and viral diseases. Dr. Booth was a member of the Global Research Management Team and a member of the Business Development Committee, which oversaw licensing opportunities for Roche. During his time at Roche, Dr. Booth managed R&D organizations in both the US and Europe. The Biology team for which Dr. Booth was responsible in the U.K. discovered and contributed to the development of saquinavir, the first HIV protease inhibitor to be launched. This achievement was recognized by the winning of the Prix Galien for Roche. Dr. Booth is currently Chairman of the Scientific Advisory Board and a Board Observer at Galleon Pharmaceuticals and a member of the Scientific Advisory Board of ShangPharma and Elcelyx Therapeutics. Dr. Booth received his Ph.D. and B.Sc. from the University of London in the field of biochemistry.

With over 25 years of experience in biopharmaceutical companies in Europe and the USA as well as his experience with the venture capital industry, Dr. Booth brings extensive technical and business expertise to our Board.

Mr. Halvorson was elected as a director of the Company in December 2011. Mr. Halvorson has been Of Counsel to the law firm of Stowell, Zeilenga, Ruth, Vaughn & Treiger, LLP since 2010. Mr. Halvorson was President and Chief Operating Officer of Salem Communications Corporation from 2007 to 2008. He was Executive Vice President and Chief Operating Officer of Salem Communications Corporation from 1995 to 2000. Prior to becoming Chief Operating Officer, he was the company’s Vice President and General Counsel for ten years. Mr. Halvorson was a member of the Board of Directors of Salem Communications Corporation from 1988 to 2008. He has been a member of the Board of Directors of Intuitive Surgical, Inc. since 2003. From 2000-2003, 2005-2007 and 2009-2011, Mr. Halvorson was Executive in Residence at Pepperdine University and Adjunct Professor of Law at Pepperdine Law School. From 2003-2005, Mr. Halvorson served as President and Chief Executive Officer of The Thomas Kinkade Company. He was a partner at Godfrey & Kahn, a law firm based in Milwaukee, Wisconsin, from 1976-1985. Mr. Halvorson holds a B.S. in Accounting from Bob Jones University and a J.D. from Duke University School of Law.

With his substantial business, financial, legal and operational experience developed from working in a broad assortment of fields, Mr. Halvorson’s qualifications are of considerable importance to our Board.

Mr. Clark is a nominee for director of the Company. Mr. Clark has been a member of the law firm Wilson Sonsini Goodrich & Rosati, PC, since 1993, and currently serves as a member of its Board of Directors. His practice has focused on strategic transactions in the biopharmaceutical industry for over 25 years, and has included several of the largest partnering transactions in the industry over that period. He holds a B.A. degree from Vanderbilt University and a law degree from the University of Texas at Austin.

With extensive experience in the biopharmaceutical industry and his more than twenty-five (25) years of experience with growth enterprises, Mr. Clark’s qualifications are of considerable importance to our Board.

There are no family relationships among executive officers or directors of the Company.

Board Meetings, Independence, Committees and Compensation

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the fiscal year ended June 30, 2012, the Board held eight meetings. All directors attended at least 75% of the aggregate of all meetings of our Board and of the committees on which they served during the fiscal year ended June 30, 2012, except for Drs. Mehta and Fyfe, who attended fewer than 75%.

Current committee membership is as follows:

Current Directors:	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert W. Duggan	Chairman
Minesh P. Mehta, M.D.	Member
David D. Smith, Ph.D.	Member		Member	Member
Richard A. van den Broek	Member	Member	Chairman	Member
Robert F. Booth, Ph.D.	Member		Member	Chairman
Eric H. Halvorson	Member	Chairman		Member

Director Not Standing for Reelection:	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Roy C. Hardiman	Member	Member

Although the Company does not have a formal policy regarding attendance by members of the Board at its Annual Meeting, the Board encourages directors to attend. Four of the current Board members attended our 2011 annual stockholder meeting.

The Board has determined that, other than Mr. Duggan, all of the members of the Board during the fiscal year ended June 30, 2012, as well as Mr. Kenneth A. Clark, were “independent” as that term is defined in the Nasdaq Marketplace Rules. Mr. Duggan is not considered independent because he is an executive officer of the Company. The Board considered that Dr. David Smith received, prior to his appointment to the Compensation Committee, an option to purchase 1,100 shares of the Company’s common stock, valued as of the grant date at less than $8,000, as compensation for consulting services rendered during fiscal 2010 and determined that he is still “independent” under the Nasdaq Marketplace rules. The Board has further determined that Eric H. Halvorson, Richard A. van den Broek and Roy C. Hardiman, who are members of the Company’s Audit Committee, satisfy the more restrictive independence requirements for Audit Committee members set forth in United States securities laws. As required under applicable Nasdaq Marketplace Rules, the Company’s independent directors meet regularly in executive session at which only they are present.

Audit Committee

The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also charged with the review and approval of all related party transactions involving the Company. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. A more complete description of the powers and responsibilities delegated to the Committee is set forth in the Audit Committee charter. The Board had determined that all of the members of the Audit Committee for the fiscal year ended June 30, 2012 were “independent” as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. The Board has determined that Mr. Halvorson, the current Audit Committee Chairman, and Mr. van den Broek, the former Audit Committee Chairman, are both “audit committee financial experts” as defined by Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”). The Audit Committee held five meetings during the fiscal year ended June 30, 2012.

Compensation Committee

The Compensation Committee reviews and approves the Company’s general compensation policies, sets compensation levels for the Company’s executive officers and administers the 2004 Plan and the Employee Stock Purchase Plan. The Compensation Committee has adopted a written charter. The Board had determined that all of the members of the Compensation Committee for the fiscal year ended June 30, 2012 were “independent” as that term is defined in the Nasdaq Marketplace Rules. The Compensation Committee held three meetings during the fiscal year ended June 30, 2012.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance (“NCG”) Committee establishes qualification standards for Board membership, identifies qualified individuals for Board membership and considers and recommends director nominees for approval by the Board and the stockholders. The NCG Committee has adopted a written charter. The NCG Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. The NCG Committee also takes a leadership role in shaping the corporate governance of the Company. The Board had determined that all of the members of the NCG Committee for the fiscal year ended June 30, 2012 were “independent” as that term is defined in the Nasdaq Marketplace Rules. The Nominating and Corporate Governance Committee held two meetings during the fiscal year ended June 30, 2012.

Board Leadership Structure

Our governing documents provide the Board with flexibility to determine the appropriate leadership structure for the Board and the Company, including but not limited to whether it is appropriate to separate the roles of Chairman of the Board and Chief Executive Officer. In making these determinations, the Board considers numerous factors, including the specific needs and strategic direction of the Company and the size and membership of the Board at the time.

At this time, the Board believes that Mr. Duggan, the Company’s Chief Executive Officer, is best situated to serve as Chairman of the Board because he is the director most familiar with the Company’s business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board also believes that combining the positions of Chairman of the Board and Chief Executive Officer is the most effective leadership structure for the Company at this time, as the combined position enhances Mr. Duggan’s ability to provide insight and direction on strategic initiatives to both management and the Board, facilitating the type of information flow between management and the Board that is necessary for effective governance. Although the Board does not have a Lead Independent Director position, the Board believes that each director’s knowledge of the Company and industry as a result of his or her years of service on the Board and in the industry, and the fact that, other than Mr. Duggan, each of the current directors is independent, the independent directors are able to provide appropriate independent oversight of management and to hold management accountable for the execution of strategy.

Board Role in Risk Oversight

Senior management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and also through the Board’s committees, each of which examines various components of enterprise risk as part of its responsibilities. Members of each committee report to the full Board as necessary at Board meetings regarding risks discussed by such committee. In addition, an overall review of risk is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.

Director Nomination and Communication with Directors

Criteria for Nomination to the Board

In evaluating director nominees, the NCG Committee considers the following factors:

•	the appropriate size of the Board;

•	the level of technical, scientific, operational, strategic and/or economic knowledge of the Company’s business and industry;

•	experience at the senior executive or board level of a public company;

•	integrity and commitment to the highest ethical standards;

•	whether the candidate possesses complimentary skills and background with respect to other Board members; and

•	the ability to devote a sufficient amount of time to carry out the duties and responsibilities as a director.

In selecting the slate of nominees to be recommended by the NCG Committee to the Board, and in an effort to maintain a proper mix of directors that results in a highly effective governing body, the NCG Committee also considers such factors as the diverse skills and characteristics of all director nominees; the occupational, geographic and age diversity of all director nominees; the particular skills and ability of each nominee to understand financial statements and finance matters generally; the particular skills and experience of each nominee in managing and/or assessing risk; community involvement of each nominee; and, the independence status of each nominee under the Nasdaq Marketplace Rules and applicable law and regulation.

The objective of the NCG Committee is to structure a Board that brings to the Company a variety of skills and perspectives developed through high-quality business and professional experience. In doing so, the NCG Committee also considers candidates with appropriate non-business backgrounds. Other than the foregoing, there are no stated minimum criteria for director nominees. The NCG Committee may, however, consider such other factors as it deems are in the best interests of the Company and its stockholders.

The NCG Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service, or if the NCG Committee decides not to nominate a member for re-election, the Committee will identify the desired skills and experience of a new nominee as outlined above, providing that the Board determines to fill the vacancy. To date, the Company has not engaged a third party to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right to do so in the future.

Stockholder Proposals for Nominees and Other Communications

The NCG Committee will consider proposed nominees whose names are submitted to it by stockholders. If a stockholder wishes to suggest a proposed name for consideration, he or she must follow our procedures regarding the submission of stockholder proposals. Our amended and restated bylaws permit stockholders to nominate directors for election at our annual meeting of stockholders as long as stockholders provide the Company with proper notice of such nomination. Any notice of director nomination must meet all of the requirements contained in our bylaws and include other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the nominee’s consent to serve as a director. Stockholders may send recommendations for director nominees or other communications to the Board or any individual director c/o Secretary, Pharmacyclics, Inc., 995 East Arques Avenue, Sunnyvale, California, 94085. All communications received are reported to the Board or the individual directors, as appropriate. For any stockholder to make a director nomination at the Company’s 2013 annual meeting, the stockholder must follow the procedures which are described above under “Deadline for Receipt of Stockholder Proposals.”

Code of Ethics and Committee Charters

The Board has also adopted a formal code of conduct that applies to all of our employees, officers and directors. The latest copy of our Code of Business Conduct and Ethics, as well as the Charters of the Audit Committee, the Compensation Committee and the NCG Committee of the Board are available in the “Investors & Media Corporate Governance” section of our website at www.pharmacyclics.com. Any person may obtain a copy of the Code of Business Conduct and Ethics, without charge, by writing to Pharmacyclics, Inc., 995 East Arques Avenue, Sunnyvale, California 94085, Attn: Secretary.

PROPOSAL TWO - ADVISORY RESOLUTION
REGARDING EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Act and Section 14A of the Exchange Act enables stockholders to vote to approve, on an advisory, non-binding basis, the compensation of the named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive and Director Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation is designed to (i) pay our executive officers for performance and (ii) provide a compensation package competitive with the compensation paid to employees with similar responsibilities and experience at companies of comparable size, capitalization, and complexity in the biotechnology and pharmaceutical industries in the United States, in order to ensure the Company’s continued ability to hire and retain superior employees in key positions, while balancing an amount and structure that is efficient and affordable for the Company. Please read the “Compensation Discussion and Analysis” for additional details about the Company’s executive compensation programs, including information about the fiscal year 2012 compensation of the named executive officers.

We are asking stockholders to indicate their support for the compensation of the executive officers named in the “Summary Compensation Table” included in this Proxy Statement (referred to as the “Named Executive Officers”). This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the Named Executive Officers’ compensation. Accordingly, we will ask stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the June 30, 2012 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. The Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board.

Recommendation

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION REGARDING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE - RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 1993. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will be given the opportunity to make a statement if he or she so desires.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by law or the Company’s bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider its selection. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during fiscal 2012 and 2011:

	Fiscal 2012	Fiscal 2011
Audit fees	$714,865	$368,300
Audit-related fees	333,384	-
Tax fees	378,201	39,800
All other fees	2,600	-
Total	$1,429,050	$408,100

In the above table, “audit fees” are fees for professional services for the audit of the Company’s financial statements included in its Annual Report on Form 10-K for the years ended June 30, 2012 and 2011, and review of financial statements included in its quarterly reports on Form 10-Q and for services that are normally provided in connection with statutory and regulatory filings. For 2012, audit fees included fees related to assistance with SEC comment letter responses and consultations in connection with the Company’s worldwide collaboration and license agreement with Janssen Biotech, Inc. which it entered into in December 2011 (see Note 4 to the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2012). “Audit-related fees” represent fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and that are not reported under the “audit fees” category. For 2012, audit-related fees included fees related to assistance with the Company’s international taxes and transfer pricing accounting. “Tax fees” are fees for tax compliance, tax advice and tax planning. All fees described above were approved by the Audit Committee, pursuant to the pre-approved policy described below.

Pre-Approval Policy and Procedures

In accordance with the Audit Committee charter, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services. The Audit Committee may elect to delegate pre-approval authority to one or more designated Committee members in accordance with its charter. The Audit Committee has delegated to Mr. Halvorson, as Chairman, the ability to pre-approve certain audit and non-audit services. The Audit Committee considers whether such audit or non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee has considered whether the provision of the services noted above is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP.

The Board recommends that the stockholders vote IN FAVOR OF the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of August 31, 2012, by: (i) each stockholder who, based on publicly available records, is known by the Company to own beneficially more than five percent (5%) of the Company’s Common Stock; (ii) each current director and director nominee; (iii) each executive officer named in the “Summary Compensation Table” below (the “Named Executive Officers”); and (iv) all current directors and executive officers of the Company as a group. The address for each director and executive officer listed in the table below is c/o: Pharmacyclics, Inc., 995 East Arques Avenue, Sunnyvale, California 94085.

	Beneficial Ownership (1)
Name	Outstanding Shares of Common Stock	Shares Issuable Pursuant to Options Vested and Exercisable Within 60 Days of August 31, 2012	Percent of Total Shares Outstanding

Felix J. Baker and Julian C. Baker (2)	11,444,360	-	16.5%
667 Madison Avenue, 21st Floor
New York, NY 10065
T. Rowe Price Associates, Inc. (2)	4,174,600	-	6.0%
100 E. Pratt Street
Baltimore, MD 21202
Capital World Investors (2)	4,015,000	-	5.8%
333 South Hope Street, 55th Floor
Los Angeles, CA 90071
BlackRock, Inc. (3)	3,566,186	-	5.1%
40 East 52nd Street
New York, NY 10022
Robert W. Duggan (4)	13,994,492	-	20.1%
Robert F. Booth, Ph.D.	-	23,102	*
Roy C. Hardiman	-	23,326	*
Minesh P. Mehta, M.D.	-	9,141	*
David D. Smith, Ph.D.	2,000	168,243	*
Richard A. van den Broek	-	58,437	*
Eric H. Halvorson	1,000	1,487	*
Kenneth A. Clark	-	-	*
Mahkam Zanganeh, D.D.S., MBA	305,356	297,894	*
Rainer M. Erdtmann	26,048	291,500	*
Lori Kunkel, M.D.	1,000	25,000	*
Mark Asbury	-	62,500	*

All current executive officers, directors and director nominees as a group (26 persons)	14,396,848	2,335,355	23.3%

___________________
* Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options which are vested and exercisable within sixty (60) days of the August 31, 2012 date of this table. Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Company, all persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such holders. The percentages of beneficial ownership are based on 69,546,146 shares of Common Stock outstanding as of August 31, 2012, adjusted as required by rules promulgated by the Commission. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within sixty (60) days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Derived from a Form 13F filed August 14, 2012.

(3)	Derived from a Form 13G filed on February 9, 2012.

(4)
Derived from a Form 4 amendment filed in September 2012. Mr. Duggan disclaims beneficial ownership of 502,114 shares held in managed accounts, except to the extent of his pecuniary interest in those shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and Section 16 officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Such officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such forms furnished to the Company and written representations that no other reports were required, the Company believes that, during the period from July 1, 2011 to June 30, 2012, all officers, directors and beneficial owners of more than 10% of the outstanding Common Stock complied with all Section 16(a) requirements, with the exception of the following late filings: Robert W. Duggan was late filing one Form 4 relating to a transaction that occurred on March 5, 2012.

EXECUTIVE OFFICERS

Executive officers of the Company, and their ages, are as follows:

Name	Age	Position
Robert W. Duggan	68	Chairman of the Board and Chief Executive Officer
Mahkam (Maky) Zanganeh, D.D.S., MBA	42	Chief Operating Officer
Lori Kunkel, M.D.	55	Chief Medical Officer
David J. Loury, Ph.D.	56	Chief Scientific Officer
Paula Boultbee	54	Executive Vice President, Sales and Marketing
Joshua T. Brumm	34	Executive Vice President of Finance
Maria Fardis, Ph.D., MBA	45	Executive Vice President, Operations and Alliances
Heow Tan	53	Executive Vice President, Global Manufacturing, Technical Operations and Education
Cynthia Anderson	58	Vice President, Clinical Operations
Joseph J. Buggy, Ph.D.	45	Vice President, Research
Fong Clow, D.Sc.	55	Vice President, Biostatistics, Programming and Data Management
Rainer (Ramses) M. Erdtmann	49	Vice President, Investor Relations, Education and Training
Urte Gayko, Ph.D.	41	Vice President, Regulatory Affairs
Gregory W. Hemmi, Ph.D.	47	Vice President, Chemical Operations
Christine Huh	46	Vice President, Human Resources
Richard Love	51	Vice President, Legal and Secretary
Jesse McGreivy, M.D.	44	Vice President, Clinical Science
Scott Shearer, Ph.D.	47	Vice President, Global Quality

See section entitled “Business Experience of Directors” above, for a brief description of the business experience and educational background of Mr. Duggan.

Dr. Zanganeh has served as the Company’s Chief Operating Officer since August 2012. Prior to being appointed Chief Operating Officer, Dr. Zanganeh served as the Company’s Chief of Staff and Chief Business Officer( Dec 2011-July 2012). She was hired as Vice President, Business Development in August 2008. Prior joining Pharmacyclics , Dr. Zanganeh served as President Director General (2007-2008) for the French government initiative bio-cluster project in France, establishing alliances and developing small life science business regionally. From September 2003 to August 2008, Dr. Zanganeh served as Vice President of Business Development for Robert W. Duggan & Associates. Dr. Zanganeh also served as worldwide Vice President of Training & Education (2002-2003) and President Director General for Europe, Middle East and Africa (1998 - 2002) for Computer Motion Inc., the world initiator of medical robotics. Dr. Zanganeh received a DDS degree from Louis Pasteur University in Strasbourg, France and MBA from Schiller International University in France. She is fluent in French, German, Persian & English.

Dr. Kunkel has served as the Company’s Chief Medical Officer since December 2011. From February 2009 to December 2011, as a principal of D2D, LLC, a consulting company that she founded, Dr. Kunkel was the acting Chief Medical Officer for ACT Biotech, Inc. and Syndax Pharmaceuticals, Inc. From January 2007 to January 2009, she served as Chief Medical Officer, Vice President of Clinical Development at Proteolix, Inc. and as Vice President, Clinical Development at Xencor, Inc. from August 2005 to January 2007. Prior to joining the international biotechnology industry in 1995, Dr. Kunkel spent ten years in academic/clinical medicine and served as a faculty member in the Division of Hematology/Oncology Bone Marrow transplant unit at University of California, Los Angeles. She has held executive positions in a variety of companies that have provided her extensive experience in developing and commercializing oncologic/immunologic therapies. Her areas of responsibilities have included clinical, regulatory, medical affairs and licensing. Dr. Kunkel holds a Bachelor of Arts in Biology from University of California, San Diego; a medical degree from University of Southern California. She is board certified in Internal Medicine and Oncology.

Dr. Loury has served as Vice President, Preclinical Sciences since May 2006 and as Chief Scientific Officer since February 2010. From April 2003 to May 2006, Dr. Loury served as Senior Director, Toxicology with Celera Genomics, a biotechnology company. From June 2001 to April 2003, he was employed by Essential Therapeutics, Inc., a pharmaceutical company, as Director, Pharmacology and Toxicology. From 1996 to 2001, Dr. Loury was employed by IntraBiotics Pharmaceuticals, Inc., most recently as Senior Director, Preclinical Development. From 1986 to 1996 he worked in a variety of toxicology positions with Syntex/Roche Bioscience. Dr. Loury received a Ph.D. in Pharmacology and Toxicology and a B.S. in Bio-Environmental Toxicology from the University of California, Davis and is a diplomate of the American Board of Toxicology.

Ms. Boultbee joined Pharmacyclics in April 2012 as Executive Vice President, Sales and Marketing. From September 2007 to April 2012, Ms. Boultbee was the President, Managing Director of MktRx, Inc., a marketing consulting firm focusing on strategic oncology marketing. From October 2003 to September 2007, Ms. Boultbee served as Executive Director, Global Marketing of Amgen, Inc. and from September 2000 to September 2003 she served as Brand Director, Global Oncology at Novartis AG. Ms. Boultbee is a Board Member of Isofol Medical AB and has a Nursing degree from Sweden. She is fluent in Swedish, Finnish, Italian and English.

Joshua T. Brumm joined Pharmacyclics as Executive Vice President of Finance in August 2012. From December 2009 through August 2012, Mr. Brumm held increasingly senior positions at ZELTIQ Aesthetics, Inc., most recently serving as Chief Financial Officer and Senior Vice President. From March 2009 to December 2009, Mr. Brumm served as Director of Finance at Proteolix, Inc., at which time it was acquired by Onyx Pharmaceuticals, and as a Healthcare Investment Banking Associate with Citigroup Global Markets, Inc. from June 2007 to March 2009. Prior to June 2007, he served as Chief Executive Officer and Founder of Nu-Ag Distribution, LLC from December 2002 to the company’s sale in June 2007 and as a Healthcare Investment Banking Analyst at Morgan Stanley from May 2001 to August 2002. Mr. Brumm graduated summa cum laude and holds a B.B.A. from the University of Notre Dame.

Dr. Fardis joined Pharmacyclics as Vice President, Alliance and Global Project Management in December 2011 and was appointed Executive Vice President, Alliances and Operations in September 2012. Dr. Fardis joined Pharmacyclics in April 2011 as Senior Director of Global Project Management. Prior to joining the Company, from August 2001 to April 2012, Dr. Fardis held increasingly senior positions in Medicinal Chemistry and the project and portfolio management department at Gilead Sciences, Inc., most recently serving as Associate Director, Project and Portfolio Management. Dr. Fardis received her Ph.D. in Organic Chemistry from University of California Berkeley and her B.S. from the University of Illinois, Urbana- Champaign.

Mr. Tan joined Pharmacyclics in May 2012 as the Senior Vice President, Global Manufacturing and Technical Operations and was appointed Executive Vice President, Global Manufacturing, Technical Operations and Education in July 2012. From November 2010 to May 2012, Mr. Heow served as Senior Vice President, Technical Operations of PreCision Dermatology (a spun off company of Collegium Pharmaceutical). From January 2009 to May 2012, Mr. Heow also served as Senior Vice President, Technical Operations of Collegium and from October 2006 he served as Vice President, Technical Operations of Collegium. From April 1998 to September 2006, Mr. Heow held increasingly senior positions at Prasecis Pharmaceuticals, Inc., most recently serving as Vice President, Industrial Operations (Manufacturing) & Development. Mr. Heow holds a M.S. in Engineering from the Ohio State University and a MBA from Santa Clara University.

Ms. Anderson joined Pharmacyclics as Vice President, Clinical Operations, in December 2011. Prior to joining Pharmacyclics she served as clinical a consultant to several companies in the San Francisco Bay Area from April 2009 to December 2011. From April 2007 to March 2009 she served as Vice President at Proteolix, Inc. (acquired by Onyx Pharmaceuticals). Ms. Anderson holds a B.S. in Nursing from the University of Arizona.

Dr. Buggy has served as Vice President, Research since September 2007. From May 2006 to August 2007, Dr. Buggy served as Senior Director, Research at Pharmacyclics. From November 2001 to April 2006, he served as Director, Department of Biology at Celera Genomics, a biotechnology company. From June 1996 to October 2001, he was a staff scientist at AXYS Pharmaceuticals, Inc., a biotechnology company. Prior to that Dr. Buggy worked as a scientist at Bayer Corporation in West Haven, CT. Dr. Buggy received a Ph.D. in Molecular, Cellular, and Developmental Biology from Indiana University and a B.S. degree in Microbiology from the University of Pittsburgh.

Dr. Clow joined Pharmacyclics first as a consultant in April 2011, then as Executive Director, Biometrics in August 2011 and was appointed Vice President, Biostatistics, Programming, and Data Management in September 2012. From February 2008 to September 2011, Dr. Clow was a consultant for various biotech and pharmaceutical companies. From June 2007 to January 2008 she served as managing Director at Morningside Technology Advisory, LLC, a private equity and venture capital firm. From March 2005 to May 2007, Dr. Clow served as Senior Vice President of Development at Novacea, Inc. Dr. Clow received a B.S. from Wuhan University in Wuhan, China. She received a M. Sc. and a D. Sc. from Harvard University of Public Health.

Mr. Erdtmann served as Vice President, Finance and Administration and Corporate Secretary from February 2009 to September 2012 and currently serves as Vice President, Investor Relations, Education and Training. Since 2002, he served as a managing director of Oxygen Investments, LLC, a manager of equity and real estate funds that he co-founded in December 2002. Since 1992, Mr. Erdtmann has served as managing director of United Properties Immobilien & Anlagen GmbH, a German based real estate development company, where he was originally responsible for building up the organization and overseeing its finance division. From 1998 to 2001, as well as in 2007 and 2008, Mr. Erdtmann worked with Robert W. Duggan & Associates, a private money management company, of which Robert W. Duggan, the Company’s Chairman and Chief Executive Officer, is principal. Mr. Erdtmann began his career in investment banking with Commerzbank in Frankfurt, Germany, and later joined Commerz International Capital Management as a portfolio manager for international clients. He graduated with distinction from the Westfaelische Wilhelms Universitaet in Muenster, majoring in finance and banking.

Dr. Gayko joined Pharmacyclics as Vice President, Regulatory Affairs in August 2012. From March 2008 to August 2012, Dr. Gayko served as Vice President of Regulatory and Clinical Affairs of Nodality Inc. From October 1999 to February 2008 she served as Director Global Regulatory Leader and Program Manager at Amgen Inc. Dr. Gayko received her B.S. and M.S. from Freie University Berlin, Germany and completed her Ph.D. research at Harvard University.

Dr. Hemmi has served as Vice President, Chemical Operations since May 2006. Dr. Hemmi served as Senior Director, Chemical Development from January 2001 to April 2006 and as Director, Chemical Development from December 1997 to December 2000. Other positions held at Pharmacyclics include Group Leader, Chemical Development from May 1995 to November 1997 and Scientist from June 1992 to April 1995. After graduating with a B.S. in Chemistry, Dr. Hemmi received a Ph.D. in 1992 from the University of Texas at Austin under the direction of Professor Jonathan L. Sessler.

Ms. Huh joined Pharmacyclics in November 2011 as Vice President, Human Resources. From January 2011 to November 2011, Ms. Huh served as a human resources consultant. From April 2010 to January 2011, she was Senior Director, Human Resources at Inquira, Inc., a software company, which was acquired by Oracle Corporation in July of 2011. From January 2009 to December 2009, Ms. Huh served as a human resources consultant. From January 2008 to October 2008, she served as Vice President, Human Resources of Molecular Insight Pharmaceuticals, Inc. From January 2004 to March 2007, Ms. Huh held increasingly senior positions at Myogen, Inc., most recently serving as Senior Director, Human Resources and Facilities. Ms. Huh received a B.S. in Psychology from University of California, Davis.

Mr. Love joined Pharmacyclics as Vice President, Legal in June 2012 and was appointed Secretary in September 2012. From October 2008 to May 2012, he held several positions working for the IPSEN Group, most recently in the position of Vice-President, Head of Patents, U.S.A. From March 2007 to October 2008, he served as Vice-President, Intellectual Property & Licensing at Tercica, Inc. From October 2004 to March 2007, he served as Senior Director, Intellectual Property & Licensing at Tercica. From August 2001 to October 2004, he served as Senior Director, Intellectual Property at InterMune, Inc. Prior to InterMune, from May 1993 to August 2001, he served as Patent Counsel at Genentech, Inc. Mr. Love holds a J.D. from Golden Gate University School of Law and a B.A. in Mathematics from Hamilton College.

Dr. McGreivy joined the Company in April 2012 as Senior Medical Director and was appointed Vice President Clinical Science in July of 2012. From August 2006 to April 2012, Dr. McGreivy served as Clinical Research Medical Director at Amgen, Inc. From July 2006 to July 2006, he was Associate Clinical Director at Hoffman-LaRoche Inc. Dr. McGreivy received a B.A. from University of California, Berkeley and medical degree from The Ohio State University. He completed an internal medicine internship and residency at the Georgetown University Hospital and, subsequently, a hematology/oncology fellowship at the Lombardi Cancer Center at Georgetown University Hospital. He is a board certified oncologist and has expertise in both solid tumors as well as malignant hematology.

Dr. Shearer joined Pharmacyclics as Vice President, Global Quality in June 2012. From May 2009 to May 2012, Dr. Shearer served as Senior Director of Quality at Teikoku Pharma USA. From December 2007 to April 2009, he served as Senior Director of Quality and Analytical Chemistry at Cerimon Pharmaceuticals. From August 1999 to October 2007, Dr. Shearer held positions of increasing responsibility with various Johnson & Johnson pharmaceutical companies, most recently serving as Director of Analytical Chemistry. Dr. Shearer received a B.A. degree in Chemistry from Kenyon College and a Ph.D. in Analytical Chemistry from the University of Vermont.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our compensation programs are designed to attract and retain employees and to reward them for their contributions and efforts to help us achieve our short and long-term goals. The compensation programs are designed to be equitable while at the same time being competitive within the industry and geographical region for which we compete for talent and to link the rewards program to the performance of the stockholders return over the long-term.

The Compensation Committee of the Board is responsible for both developing and determining our executive compensation policies and plans and to oversee the overall compensation and benefit plans for the entire Company population. In addition, the Compensation Committee determines the compensation to be paid to the key executives. The Compensation Committee may delegate any of its duties and responsibilities, including the administration of equity incentives or employee benefit plans, to one or more of its members, to one or more other directors, or to one or more other persons, unless otherwise prohibited by applicable laws or listing standards.

Compensation Philosophy and Objectives

The Compensation Committee considers the ultimate objective of an executive compensation program to be the creation of stockholder value. To achieve that objective, our executive compensation program is tied to our financial performance by aligning the interests of our employees with the interests of our stockholders and having our employees share the risks and rewards of our business. Our executive compensation program is based on:

Competitiveness: For 2012, the Compensation Committee reviewed the competitive positioning of base pay and equity of similar jobs in our comparator group of companies, utilizing the Radford Global Life Sciences Survey, within the peer group from the biotechnology and pharmaceutical industry based on similarity to us in terms of industry focus, stage of development, pharmaceutical assets, and the geographical location of the talent pool with which we compete. In addition, for our executive officers, the market data for the peer group was drawn from publically available documents such as proxy statements. Included in the review was the analysis of each executive officer’s base pay and equity in comparison to the 50th percentile of market based pay, which is the desired base pay positioning for our executive officers. The Compensation Committee designs compensation packages for our executive officers that include both cash and stock-based compensation (the latter vesting over time) tied to an individual’s experience and performance and the Company’s achievement of certain short-term and long-term goals.

Performance: Individual executive performance of corporate and departmental goals is a direct factor in the design and administration of the base salary and equity plan. Each executive officer is evaluated against annual goal attainment, which is reviewed by the Compensation Committee. Vesting of performance-based options for executive officers depends on their attainment of key corporate and departmental goals.

Ownership: One of the cornerstones of our compensation philosophy is ensuring that all employees have ownership in the Company. For executive officers, the compensation will be guided by an at or below market salary component and an at or above market equity component. Executive officers have the potential to gain meaningful equity rewards with their contribution to the corporate success and achievement of defined goals.

We used the combined results of these two sources and the collective experience of the members of our Compensation Committee and executive management to establish our overall compensation practices.

The Compensation Committee has not historically retained a compensation consultant in connection with its compensation decisions and did not utilize a consultant in establishing 2012 executive compensation.

Risk Assessment of the Company’s Compensation Policies

Our Compensation Committee has reviewed our compensation policies as generally applicable to our executive officers and employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. In making this determination, our Compensation Committee considered the following: (i) the Company’s compensation programs are discretionary, balanced and focused on the long term; (ii) goals and objectives of the Company’s compensation programs reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure; (iii) we grant equity based awards with time-based vesting and performance-based vesting, both of which encourage participants to look to long-term appreciation in equity values; and (iv) the Company’s approach to compensation practices and policies applicable to employees throughout the Company is consistent with that followed for its executive officers.

Say-on-Pay

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pharamacyclics held a non-binding stockholder vote in December 2011 on its fiscal year 2011 executive compensation practices. The Compensation Committee, while not bound to act on a negative vote, carefully considers the opinions of its stockholders in making compensation decisions. The 2011 vote to approve fiscal year 2011 executive compensation passed with 48,616,682 votes for, 165,166 votes against, 57,771 abstaining, and 9,891,895 broker non-votes. In alignment with our philosophy on stockholder say-on-pay, and with the results of the say-on-pay frequency vote held in 2011, we will continue to hold non–binding shareholder say-on-pay votes annually.

Compensation Components

Our Compensation Committee relies on experience with other companies in our industry and, with respect to our executive officers, third party industry compensation surveys and internally generated comparisons of a number of elements to total compensation against peer group companies, to determine the portion of our employees’ compensation to be based on base salary and performance-based equity awards. The Compensation Committee determined that a larger portion of our executive officers’ compensation should be based on Company and individual performance. Consistent with our compensation philosophy, we have structured each element of our compensation program as described below.

Base Salary

We determine our executive officer salaries based on job responsibilities and individual experience, and we annually benchmark the amount we pay against comparable competitive market compensation for similar positions within our peer group and industry. Specifically, we utilize information obtained from our comparison of peer group compensation data and the annual Radford Global Life Sciences Survey. Our Compensation Committee reviews the salaries of our executive officers annually, and our Compensation Committee grants increases in salaries based on individual performance during the prior calendar year as well as from our Compensation Committee’s and management’s experience and general employment market conditions for our industry.

We design our base pay to provide the essential reward for an employee’s work. Once base pay levels are determined, increases in base pay are provided to recognize an employee’s specific performance achievements and contributions.

Equity Compensation

We utilize equity-based compensation, primarily time-based stock options and performance-based stock options, to ensure that we have the ability to retain personnel over a longer period of time and to provide employees with a form of reward that aligns the employee interests with those of our stockholders. The vesting provisions of our employee stock options provide the necessary long-term incentive to our personnel as they work on multi-year drug development and commercialization programs. Employees whose skills and results we deem to be critical to our long-term success are eligible to receive higher levels of equity-based compensation.

We award equity compensation to our executive officers and all regular full-time employees under the 2004 Stock Equity Incentive Plan based on performance and on guidelines related to each employee’s position in the Company, respectively. We determine our stock option guidelines based on information derived from our Compensation Committee’s and management’s experience and, with respect to our executive officers, an internally generated comparison of companies and third party survey of companies in our industry. Specifically, we utilize the results of our comparison of peer group compensation data and the annual Radford Global Life Sciences Survey to modify and adjust our stock option guidelines. We typically base awards to newly hired employees on these guidelines and we base our award decisions for continuing employees on these guidelines as well as an employee’s performance for the prior fiscal year and competitive market factors in our industry.

Our time-based stock option awards typically vest over a four-year period subject to the employee’s continued service. Typically, twenty-five percent (25%) of the shares vest on the first anniversary of the option award, with the remaining shares vesting monthly in equal amounts over the following 36 months. In other circumstances, the shares vest in yearly installments over a period of 4 years beginning on the date of grant. We believe this vesting arrangement encourages our employees to continue service for a longer period of time and remain focused on our multi-year long-term drug development and commercialization programs. In addition, the vesting of certain of the options granted to executive officers are subject to the satisfaction of performance criteria established for such executive as determined by the Compensation Committee after reviewing the performance reports.

Timing of Equity Awards

Historically, our Compensation Committee has made award decisions at least annually and often at various times during each year.

For awards with performance-based vesting, at the end of the performance period, the Compensation Committee evaluates each executive’s performance against the performance criteria established for such period.

Allocation of Equity Compensation

In fiscal 2012, we granted stock options to purchase 3,245,492 shares of our Common Stock, of which stock options to purchase a total of 1,515,000 shares were awarded to current executive officers and two former executive officers, representing 46.7% of all awards in 2012. Our Compensation Committee does not apply a formula for allocating stock options to executive officers. Instead, our Compensation Committee considers the role and responsibilities of the executive officers, competitive factors, the non-equity compensation received by the executive officers and the total number of options to be granted in the fiscal year.

Type of Equity Awards

Under our 2004 Equity Incentive Award Plan, we may issue incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants. Historically, our equity compensation awards have primarily consisted of incentive and non-qualified stock options.

Cash Bonuses

From time to time, we may pay cash bonuses to employees upon the successful completion of certain projects and we may also pay sign-on bonuses to aid in recruiting certain key employees.

Benefits

Core benefits, such as our basic health benefits and life insurance programs, are designed to provide support to employees and their families and to be competitive with other companies in our industry.

Retirement Savings Plan

We maintain a 401(k) Plan that is a defined contribution plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In fiscal 2012, we matched 50% of all participant contributions up to a maximum of $1,500 per employee. We do not maintain a defined benefit pension plan or a nonqualified deferred compensation plan.

Change in Control Arrangements

Our 2004 Equity Incentive Award Plan provides that 50% of all unvested options shall become fully vested upon a change in control of the Company. The plan further provides that if the employee’s employment is terminated within twelve (12) months of a change in control, the remaining balance of unvested options shall become fully vested.

Severance Agreements

We have entered into a severance agreement with David Loury, Chief Scientific Officer which provides for payment of one year’s base salary upon the involuntary termination of employment, provided such termination is not for cause, as defined in the agreement.

We do not have a severance or other employment agreement with any other executive officer.

CEO Compensation

To date, Robert W. Duggan, our Chief Executive Officer, has declined to receive any compensation, whether cash, stock or options. As such, the Compensation Committee has not analyzed compensation packages paid to similarly situated Chief Executive Officers or completed an analysis of all employees compared to the Chief Executive Officer. Mr. Duggan is our largest stockholder.

Compensation Process

The Compensation Committee reviews and approves the salaries and incentive compensation of our executive officers and the entire Company’s population, including all new hire grants to employees, subject to limited grants of stock options by our Chief Executive Officer pursuant to authority granted to him by the Compensation Committee. Our Chief Executive Officer from time to time attends the meetings of the Compensation Committee. In rendering its decisions, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Compensation Committee reviews the performance of the executive officers annually.

Our Compensation Committee also works with our Chief Executive Officer and Executive Vice President of Finance in evaluating the financial and retention implications of our various compensation programs.

Effect of Accounting and Tax Treatment on Compensation Decisions

We consider the anticipated accounting and tax implications to us and our executive officers of our compensation programs. Prior to 2006, the primary form of equity compensation that we awarded consisted of incentive and non-qualified stock options due to favorable accounting and tax treatment and the expectation among employees in our industry that they would be compensated through stock options. Beginning in 2006, the accounting treatment for stock options changed as a result of Financial Accounting Standards No. FAS 123R, or FAS 123(R), Share-Based Payment, as codified in FASB ASC topic 718, Compensation—Stock Compensation, or ASC 718, potentially making the accounting treatment of stock options less attractive. As a result, we assessed the desirability of various alternatives to stock options but determined to continue to grant stock options as the primary form of equity compensation.

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation’s executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance-based compensation to be paid to our executive officers for the 2012 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance-based compensation to be paid to our executive officers for fiscal 2013 will exceed that limit. The 2004 Equity Incentive Award Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of options granted under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation, which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to our executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer approach the $1 million level.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

Richard van den Broek
Robert Booth, Ph.D.
David Smith, Ph.D.

Summary Compensation Table

The following table sets forth all compensation awarded to, paid or earned by the following type of executive officers for each of the Company’s last three completed fiscal years: (i) individuals who served as, or acted in the capacity of, the Company’s principal executive officer or principal financial officer for the fiscal year ended June 30, 2012; (ii) the Company’s three most highly compensated executive officers, other than the principal executive officer or principal financial officer, who were serving as executive officers at the end of the fiscal year ended June 30, 2012; and (iii) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the fiscal year ended June 30, 2012 (of which there were none). We refer to these individuals collectively as our named executive officers.

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus ($)	Option Awards(2) ($)		All Other Compensation ($)		Total ($)
Robert W. Duggan, Chairman and Chief Executive Officer (3)	2012	-	-	-		-		-
	2011	-	-	-		-		-
	2010	-	-	-		-		-
Mahkam Zanganeh, D.D.S., MBA, Chief of Staff & Vice President, Business Development	2012	359,773	6,456	84,466	(4)	59,181	(5)	509,876
	2011	267,422	-	721,310	(4)	36,500	(5)	1,025,232
Rainer M. Erdtmann, Vice President, Investor Relations, Education and Training(6)	2012	241,862	5,889	-		1,500	(7)	249,250
	2011	229,430	-	530,303	(4)	1,500	(7)	761,233
Lori Kunkel, M.D. Chief Medical Officer(8)	2012	248,769	3,000	256,115		12,450	(10)	520,334
Mark Asbury Former Vice President and General Counsel(9)	2012	279,598	4,362	551,250	(4)	1,500	(7)	836,710

(1)	Includes amounts earned but deferred at the election of the Named Executive Officer, such as salary deferrals under the Company’s 401(k) plan.

(2)
The Company’s share-based compensation program includes incentive and non-statutory stock options. The amounts set forth under this column represent the aggregate grant date fair value of stock options granted in each fiscal year for financial reporting purposes under Statement of Financial Accounting Standards ASC Topic 718, “Stock Compensation,” disregarding the estimate of forfeitures. The Company’s methodology, including its underlying estimates and assumptions used in calculating these values, is set forth in Note 7 to its audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2012. In the fiscal year ended June 30, 2012, certain executive officers of the Company were granted performance based options by the Company’s Compensation Committee under the 2004 Plan, however, since performance criteria have not yet been set for certain tranches of these options, the fair value of such tranches is zero.

(3)
Mr. Duggan has declined any compensation from the Company. Mr. Duggan became the Company’s Interim Chief Executive Officer on September 10, 2008 and became the Company’s Chief Executive Officer on February 12, 2009.

(4)
The amount shown includes the portion of awards with performance-based vesting conditions for which the established performance conditions were established during the year. The grant date fair value was calculated using the probable outcome of the established performance conditions which approximated the highest level of achievement.

(5)	Consists of payments by the Company for Dr. Zanganeh’s local housing and related costs.

(6)	Mr. Erdtmann was the Company’s Principal Financial Officer and Vice President, Finance and Administration and Secretary until September 2012.

(7)	Consists of the Company’s matching contribution under its 401(k) plan.

(8)	Dr. Kunkel joined the Company on December 1, 2011.

(9)	Mr. Asbury resigned as the Company’s Vice President and General Counsel in July 2012.

(10)	Consists of Dr. Kunkel’s local transportation costs and the Company’s matching contribution under its 401(k) plan.

Grants of Plan-Based Awards

The following table provides information on the grants of awards made to each named executive officer during the fiscal year ended June 30, 2012 under the 2004 Plan.
											All other stock awards: number of shares of stock or units			Grant date fair value of stock and option awards(4) ($)
												All other option awards: number of securities underlying options	Exercise or base price of option awards ($)

		Date of Compensation Committee action to grant awards with performance conditions (1)

			Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold	Target		Maximum
Robert W. Duggan			-	-	-	-	-		-		-	-	-	-

Mahkam Zanganeh, D.D.S., MBA	12/1/2011	12/1/2011	-	-	-	-	8,333	(2)	8,333	(2)	-	-	14.92	84,466

Rainer M. Erdtmann			-	-	-	-	-		-		-	-	-	-

Lori Kunkel, M.D.	12/1/2011	12/1/2011	-	-	-	-	-		-		-	-	14.92	256,115

Mark Asbury	7/1/2011	7/1/2011	-	-	-	-	62,500	(3)	62,500	(3)	-	-	10.58	551,250

(1)
The exercise price for options with performance conditions is the closing market price of the Company’s Common Stock on the date the Compensation Committee took formal action to grant the options. The accounting grant date is deemed the date annual performance conditions were established and communicated, at which time the options were considered granted under ASC 718.

(2)	The amounts shown reflect performance-based stock options granted to and earned by Dr. Zanganeh during fiscal year 2012.

(3)	The amounts shown reflect estimated payouts of performance-based stock options for the first year of the four-year performance period beginning in fiscal year 2012.

(4)
The Company’s share-based compensation program includes incentive and non-statutory stock options. The amounts set forth under this column represent the aggregate grant date fair value of stock options granted in each fiscal year for financial reporting purposes under Statement of Financial Accounting Standards ASC Topic 718, “Stock Compensation,” disregarding the estimate of forfeitures. The Company’s methodology, including its underlying estimates and assumptions used in calculating these values, is set forth in Note 7 to its audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information on the holdings of stock options by the named executives at June 30, 2012. Each option grant is shown separately for each named executive.

	Option Awards
Name	Number of securities underlying unexercised options - exercisable		Number of securities underlying unexercised options - unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options		Option exercise price $	Option expiration date
Robert W. Duggan	-		-		-		-	-

Mahkam Zanganeh, D.D.S., MBA	84,770	(1)					2.30	9/10/2018
	92,500	(2)			37,500		0.75	3/3/2019
	75,000	(3)			75,000		7.19	4/11/2020
	10,000	(4)					6.75	6/2/2020
	30,000	(5)					7.69	10/13/2020
	10,000	(6)					7.48	10/14/2020
	25,000	(7)					5.81	12/13/2020
	8,333	(8)			91,667		14.92	12/1/2021

Rainer M. Erdtmann	250,000	(9)			50,000		0.91	2/5/2019
	25,000	(3)			25,000		7.19	4/11/2020
	28,684	(5)	1,316				7.69	10/13/2020
	3,000	(6)					7.48	10/14/2020
	-		-		20,000	(10)	15.63	12/2/2021

Lori Kunkel, M.D.	25,000	(11)	-		275,000		14.92	12/1/2021

Mark Asbury	-		62,500	(12)	187,500		10.58	7/1/2021
	-		-		5,000	(10)	15.63	12/2/2021

(1)	Option vests in forty-eight (48) equal installments beginning on the date of grant (September 10, 2008).

(2)	Option vests in four equal annual installments beginning March 3, 2010, subject to the satisfaction of certain performance criteria with respect to each annual period.

(3)	Option vests in four equal annual installments beginning April 11, 2011, subject to the satisfaction of certain performance criteria with respect to each annual period.

(4)	Option vests in forty-eight (48) equal installments beginning on the date of grant (June 2, 2010).

(5)	Option vests in forty-eight (48) equal installments beginning on the date of grant (October 13, 2010).

(6)	Option vests in forty-eight (48) equal installments beginning on the date of grant (October 14, 2010).

(7)	Option vests in forty-eight (48) equal installments beginning on the date of grant (December 13, 2010).

(8)
Option vests 4/48 on April 11, 2012 and 11/48 on each of April 11, 2013, April 11, 2014, April 11, 2015 and April 11, 2016, subject to satisfaction of certain performance criteria with respect to each vesting period.

(9)
Option vests as follows: 50,000 shares subject to the option will vest on February 5, 2010 and the remaining shares will vest subject to the attainment of certain corporate events. Such vesting is subject to Mr. Erdtmann’s continued employment or service relationship with the Company on each of the vesting dates.

(10)	Option vests 25% on each of April 11, 2013, April 11, 2014, April 11, 2015 and April 11, 2016, subject to satisfaction of certain performance criteria with respect to each vesting period.

(11)
Option vests 4/48 on April 11, 2012, the remainder vests proportionately on each of April 11, 2013, April 11, 2014 and April 11, 2015. The options vesting on each of April 11, 2013, April 11, 2014 and April 11, 2015 are subject to satisfaction of certain performance criteria with respect to each such period.

(12)	Option vests in four equal annual installments beginning July 1, 2012, subject to the satisfaction of certain performance criteria with respect to each annual period.

Option Exercises

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during fiscal 2012 by each of our named executive officers.

Option Awards
Name	Number of shares acquired on exercise	Value realized on exercise (1) $
Robert W. Duggan	-	-
Mahkam Zanganeh, D.D.S., MBA	-	-
Rainer M. Erdtmann	-	-
Lori Kunkel, M.D.	-	-
Mark Asbury	-	-

(1)
Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

DIRECTOR COMPENSATION

Cash Compensation

Until December 15, 2011, each non-employee director received $7,500 per quarter for each regularly scheduled Board meeting attended and $500 for each Board committee meeting attended. Each committee chairman received $1,000 for each Board committee meeting attended. Additionally, the Company has a Clinical Review Committee that consists of Drs. Smith and Mehta. Compensation for each of the members of this committee is $2,500 per quarter. Board members may elect to receive their compensation in the form of fully vested non-qualified stock options with a face value equal to three (3) times the amount of cash compensation earned.

In October 2011, the Board approved a director’s compensation plan commencing with the Annual Meeting on December 15, 2011 under which each non-employee director will receive a $16,000 annual retainer for participation on the Board, payable in quarterly installments. Each non-employee director will receive $3,000 for each scheduled Board meeting attended in person, as well as $500 for each Board meeting attended via telephone and for each Board committee meeting attended in person or via telephone. The Chairman of the Audit Committee and each member of the Audit Committee will receive annual payments of $4,000 and $2,000, respectively, payable in quarterly installments. The Chairman of each of the Compensation Committee and NCG Committee will receive annual payments of $2,000, payable in quarterly installments, and each other member of the Compensation Committee and NCG Committee will receive annual payments of $1,000, payable in quarterly installments. Board members may elect to receive their compensation in the form of fully vested non-qualified stock options with a face value equal to three (3) times the amount of cash compensation earned.

Equity Compensation

Each non-employee director currently receives an automatic option grant to purchase 15,000 shares on the day they become a member of the Board with an exercise price of one hundred percent (100%) of the fair market value on the date of grant (“Initial Option”). Each non-employee director of the Company receives an annual automatic grant on the day of the Company’s Annual Meeting of a non-qualified stock option to purchase 7,500 shares with an exercise price of one hundred (100%) of the fair market value on the date of grant (“Annual Replenishment Option”), provided that the director has served as a director for at least the six (6) months prior to the Annual Meeting.

All director option grants are nonstatutory stock options subject to the terms and conditions of the 2004 Plan. Each Initial Option vests in equal annual installments over (5) years from the date of grant, and each Annual Replenishment Option vests in equal monthly installments over twelve (12) months from the date of grant. Furthermore, Initial Options and Annual Replenishment Options vest only during the option holder’s service as a Board member; provided however, that the Compensation Committee has the power to accelerate the time during which an option granted to a director may vest.

Initial Options and Annual Replenishment Options terminate upon the earlier of (i) ten (10) years after the date of grant or (ii) thirty-six (36) months after the date of termination of the option holder’s service as a Board member.

The following table sets forth the compensation earned or awarded to the Company’s non-employee directors during the fiscal year ended June 30, 2012.

Current Directors:	Fees Earned or Paid in Cash (1) ($)	Option Awards (2) ($)	Total ($)
Robert W. Duggan	-	-	-
Robert F. Booth, Ph.D.	-	140,907	140,907
Minesh P. Mehta, M.D.	10,375	114,221	124,596
David D. Smith, Ph.D. (3)	-	162,464	162,464
Richard A. van den Broek	-	161,833	161,833
Eric H. Halvorson	-	186,062	186,062

Former Director:
Gwen A. Fyfe, M.D. (4)	-	41,174	41,174

Director Not Standing for Reelection:
Roy C. Hardiman	-	143,647	143,647

(1)
See the section entitled “Director Compensation - Cash Compensation”, above, for a description of the cash compensation program for the Company’s non-employee directors during the fiscal year ended June 30, 2012. Amounts earned in one year and paid in the following year are, for purposes on this table only, accounted for in the year earned. Includes fees with respect to which directors elected to receive option shares in lieu of such fees. The following directors received option shares in the amounts set forth below in lieu of the fees set forth below (includes fees forgone earned in the fourth quarter of fiscal 2012 where the related options were granted the first day of fiscal 2013):

Current Directors:	Fees Forgone ($)	Option Shares Received in Lieu Of Cash
Robert W. Duggan	-	-
Robert F. Booth, Ph.D.	32,650	12,483
Minesh P. Mehta, M.D.	19,771	10,490
David D. Smith, Ph.D.	43,193	14,507
Richard A. van den Broek	42,843	14,260
Eric H. Halvorson	18,831	16,487

Former Director:
Gwen A. Fyfe, M.D.	20,000	4,649

Director Not Standing for Reelection:
Roy C. Hardiman	33,969	12,707

(2)
The amounts set forth under this column represent the aggregate grant date fair value of stock options granted in each fiscal year for financial reporting purposes under Statement of Financial Accounting Standards ASC Topic 718, “Stock Compensation,” disregarding the estimate of forfeitures. The Company’s methodology, including its underlying estimates and assumptions used in calculating these values, is set forth in Note 7 to its audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2012. See the section entitled “Director Compensation - Equity Compensation”, above, for a description of the Company’s cash compensation policy for non-employee directors and the specific terms of the stock options granted to the Company’s non-employee directors during the fiscal year ended June 30, 2012. The grant date fair value of option awards earned in fiscal year 2012 and the total options outstanding are as follows:

Current Directors:	Grant Date	Grant Date Fair Value	Options Outstanding at 6/30/12
Robert F. Booth, Ph.D.	10/3/11	$15,401
	12/15/11	73,565
	1/3/12	18,128
	4/2/12	15,478
	7/2/12	18,335
		$140,907	47,912
Eric Halvorson, J.D.	12/15/11	$147,130
	1/3/12	1,530
	4/2/12	15,942
	7/2/12	21,460
		$186,062	15,972
Minesh P. Mehta, M.D.	10/3/11	$8,718
	12/15/11	73,565
	1/3/12	10,056
	4/2/12	13,214
	7/2/12	8,668
		$114,221	12,183
David D. Smith, Ph.D.	10/3/11	$22,587
	12/15/11	73,565
	1/3/12	25,631
	4/2/12	22,888
	7/2/12	17,793
		$162,464	171,066
Richard A. van den Broek	10/3/11	$21,558
	12/15/11	73,565
	1/3/12	24,897
	4/2/12	20,353
	7/2/12	21,460
		$161,833	81,172
Former Director:
Gwen A. Fyfe, M.D.	10/3/11	$20,535
	1/3/12	20,639
		$41,174	107,143
Director Not Standing for Reelection:
Roy C. Hardiman	10/3/11	$15,401
	12/15/11	73,565
	1/3/12	20,288
	4/2/12	15,516
	7/2/12	18,877
		$143,647	48,123

There were no options that were repriced or otherwise materially modified during fiscal year 2012.

(3)
Prior to his appointment to the Audit Committee or the Compensation Committee, Dr. Smith also was granted options in August 2010 to purchase 1,100 shares of the Company’s common stock, valued as of the grant date at less than $8,000, in connection with consulting services provided in fiscal 2010.

(4)
During the years ended June 30, 2012, 2011 and 2010, the Company paid Dr. Gwen Fyfe, a former member of our Board of Directors, approximately $89,000, $490,000 and $97,000, respectively, for consulting services under a Consulting Agreement entered into prior to Dr. Fyfe joining our Board in December 2010. In November 2011, we entered into an amendment (the “Amendment”) to our Consulting Agreement with Dr. Fyfe. The Amendment provided that Dr. Fyfe would receive a lump sum of $50,000 and that she will continue to provide limited consulting services to us for a period of two years. In addition, the options to purchase 330,000 shares of our common stock previously granted to Dr. Fyfe in connection with her consulting services continued to vest through November 30, 2011 and shall remain exercisable for a period of two years following the date of the Amendment. Dr. Fyfe did not stand for reelection at our December 15, 2011 Annual Meeting of Stockholders. Options granted to Dr. Fyfe upon her initial election to the Board continued to vest through December 15, 2011; all such vested options and all additional options received by Dr. Fyfe in connection with her Board service shall remain exercisable for a period of three years from this date. Payment of the $50,000 lump sum occurred in November 2011. On January 3, 2012, Dr. Fyfe received an option grant as payment for Board meetings attended by her during the second fiscal quarter of 2012, prior to her not standing for re-election at the 2011 Annual Meeting of Stockholders.

Securities Authorized For Issuance Under Equity Compensation Plans

The table below shows, as of June 30, 2012, information for all equity compensation plans previously approved by stockholders and for all compensation plans not previously approved by stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (1)
Equity compensation plans approved by security holders (2)	7,730,613	$9.11	4,076,460
Equity compensation plans not approved by security holders	-	-	-
Total	7,730,613	$9.11	4,076,460

(1)	Includes approximately 451,824 shares issuable under the Company’s Employee Stock Purchase Plan.
(2)	Includes our:
•	2004 Equity Incentive Award Plan
•	1995 Stock Option Plan
•	Employee Stock Purchase Plan

BOARD AUDIT COMMITTEE REPORT*

The Audit Committee of the Board is comprised of three (3) independent directors (as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules listing standards) and operates under a written charter adopted by the Board.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended June 30, 2012 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement of Accounting Standard 61, as amended (AICPA, Professional Standards Vol. 1 AU Section 380), as adopted by the Public Company Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2012 for filing with the SEC. The Audit Committee has also recommended, subject to stockholder ratification, the retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Eric H. Halvorson (chairman)
Roy C. Hardiman
Richard A. van den Broek
_______________
* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Richard van den Broek, Robert F. Booth, Ph.D. and David D. Smith, Ph.D. None of the members of our Compensation Committee during 2012 is currently or has been, at any time since our formation, one of our officers or employees. During 2012, no executive officer served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee. None of the members of our Compensation Committee during 2012 currently has or has had any relationship or transaction with a related person requiring disclosure pursuant to Item 404 of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Retention of Wilson Sonsini Goodrich & Rosati. Kenneth A. Clark, a nominee for election to the Board, is a member of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California (“WSGR”). During the fiscal year ended June 30, 2012, the Company retained WSGR as legal counsel for various matters, including the negotiation of the Company’s worldwide collaboration and license agreement with Janssen Biotech, Inc. which the Company entered into in December 2011, and the prosecution of the Company’s patent estate. The Company continues to retain WSGR with respect to these and other matters. The aggregate legal fees paid to WSGR for the fiscal year ended June 30, 2012 and for the current fiscal year were approximately $3,050,000.

Consulting Agreement with Dr. Gwen Fyfe. During the year ended June 30, 2012, the Company paid Dr. Gwen Fyfe, a former member of our Board of Directors, approximately $89,000 for consulting services under a Consulting Agreement entered into prior to Dr. Fyfe joining our Board in December 2010. In November 2011, we entered into an amendment (the “Amendment”) to our Consulting Agreement with Dr. Fyfe. The Amendment provided that Dr. Fyfe would receive a lump sum of $50,000 and that she will continue to provide limited consulting services to us for a period of two years. In addition, the options to purchase 330,000 shares of our common stock previously granted to Dr. Fyfe in connection with her consulting services continued to vest through November 30, 2011 and shall remain exercisable for a period of two years following the date of the Amendment. Dr. Fyfe did not stand for reelection at our December 15, 2011 Annual Meeting of Stockholders. Options granted to Dr. Fyfe upon her initial election to the Board continued to vest through December 15, 2011; all such vested options and all additional options received by Dr. Fyfe in connection with her Board service shall remain exercisable for a period of three years from this date. Payment of the $50,000 lump sum occurred in November 2011. On January 3, 2012, Dr. Fyfe received an option grant as payment for Board meetings attended by her during the second fiscal quarter of 2012, prior to her not standing for re-election at the 2011 Annual Meeting of Stockholders.

The Audit Committee is charged with the review and approval of all related party transactions involving the Company. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. The policy provides that the Audit Committee reviews certain transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of the Company.

ANNUAL REPORT

A copy of the Company’s Annual Report for the year ended June 30, 2012 has been included with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

FORM 10-K

The Company filed an Annual Report on Form 10-K for the year ended June 30, 2012 with the Securities and Exchange Commission. A copy of the Form 10-K has been included with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Form 10-K is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. Stockholders may obtain additional copies of the Form 10-K, without charge, by writing to Pharmacyclics, Inc., 995 East Arques Avenue, Sunnyvale, California 94085, Attn: Secretary.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

THE BOARD OF DIRECTORS

October 1, 2012

ANNEX A

PHARMACYCLICS, INC.
995 EAST ARQUES AVENUE
SUNNYVALE CA 94085

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 000000000000

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Robert F. Booth, Ph.D. 02 Kenneth A. Clark 03 Robert W. Duggan 04 Eric H. Halvorson 05 Minesh P. Mehta, M.D.
06 David D. Smith, Ph.D. 07 Richard van den Broek

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

0000150342_1 R1.0.0.11699

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 10K/Proxy Statement is/are available at www.proxyvote.com .

PHARMACYCLICS, INC.

Annual Meeting of Stockholders

November 9, 2012 1:30 PM

This proxy is solicited by the Board of Directors

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement and appoints Robert W. Duggan and Joshua T. Brumm, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Pharmacyclics, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting Of Stockholders of the Company to be held at the Company's facility, 999 East Arques Avenue, Sunnyvale, CA 94085 on Friday, November 9, 2012 at 1:30 p.m. (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could cause if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

Continued and to be signed on reverse side

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